Arrow Electronics, Inc.
Supplemental Executive Retirement Plan
(as amended effective January 1, 2002)

This document sets forth the terms of the Arrow Supplemental Executive Retirement Plan ("SERP"), as amended effective January 1, 2002. The SERP is an unfunded retirement plan for a select group of employees designated as SERP participants by the Arrow Board of Directors (including the Compensation Committee of the Board) and who have been so notified in writing. Effective July 17, 2002, the SERP is administered by Arrow's Pension and Investment Oversight Committee or its delegees, subject to the ultimate authority of the Board.

Retirement Benefits

Normal Retirement. The SERP provides a normal retirement pension if you retire at or after your "normal retirement date," which, except as the Board may otherwise specify in written notice to you, is the date you reach age 60 .

Early Retirement. The SERP also provides an early retirement pension in a reduced amount, should you retire before your normal retirement date but after (i) your combined years of age and service equal at least 72 and you are at least age 55, or (ii) if applicable, such other date as the Board may specify in written notice to you.

Fractional years of age and service may be combined in determining eligibility for early retirement (or any similar determination).

Normal Retirement Benefit

Retirement Income Target. In the letter admitting you to participation in the SERP, the Board will specify the retirement income target that will be used to determine your normal retirement pension under the SERP. Your retirement income target may be expressed either as a fixed dollar amount or as an "income replacement percentage" applied to your Final Average Compensation. For this purpose your "Final Average Compensation" will generally be your highest average annual Performance Based Compensation (base salary plus targeted incentive compensation) for any three calendar years (which need not be consecutive) in the last five consecutive calendar years ending prior to your retirement. However, if your compensation and responsibilities are materially reduced in the twenty-four months preceding your retirement date (as determined by the Committee), reference will be made instead to the last five consecutive calendar years ending before the date such reduction became effective.

Percentage of Final Average Compensation. A retirement income target based on a percentage of your Final Average Compensation represents the retirement income intended to be provided from all Company sources. The portion of that income payable under the SERP is determined only after taking into account the retirement income assumed to be available from Company contributions to its broad-based "qualified" retirement plans and to Social Security.

If your retirement income target is based on such a percentage, your SERP normal retirement pension will be calculated by multiplying your Final Average Compensation by the income replacement percentage assigned to you and then subtracting the amount of retirement income estimated by the Committee to be available from

(i)  Company contributions to the Arrow Electronics Savings Plan ("Savings Plan") and Arrow Electronics Stock Ownership Plan ("ESOP"), exclusive of your own elective or rollover contributions, and

(ii)  the one-half of your Social Security benefits provided by employer contributions, as estimated by the Committee.

Offsets for assumed ESOP and Savings Plan retirement income. The amount subtracted under clause (i) above will be the pension equivalent of the total of the following amounts:

          1.  Contributions made for you to the ESOP or as matching contributions to the Savings Plan, determined by assuming that you make the maximum elective contributions to the Savings Plan eligible for matching, whether or not you actually contribute that amount. For any period that records of actual contributions are not reasonably available, the Committee may make reasonable estimates of the amount of such contributions, and such estimates will be conclusive and binding for all purposes of the Plan.

          2.  Assumed earnings on such contributions at the rate of 7% compounded annually to your retirement date. Assumed earnings on contributions will be measured from the date that the Committee treats them as contributed to the Plan (which need not be the date of actual contribution) and without regard to any in-service withdrawals you make prior to your retirement date.

To calculate this offset, the total of the foregoing amounts as of your retirement date will be converted into a monthly income based on assumptions as to interest and mortality adopted by the Committee from time to time. Unless and until otherwise determined by the Committee, the interest rate assumed will be 7% and the mortality assumption will be based on the applicable mortality table in effect under section 417(e)(3)(A) of the Code (the "Applicable Mortality Table"), which as of January 1, 2002 is that set forth in Revenue Ruling 2001-62.

In determining the pension equivalent of contributions to the ESOP and the Savings Plan, contributions by both Arrow and its subsidiaries or their predecessors will be included, as will contributions to (a) prior plans of Arrow (or its subsidiaries or their predecessors) and (b) plans later merged into the ESOP or Savings Plan or their predecessors (such as plans of acquired companies). Contributions to any other separate plan and not transferred to the Savings Plan may also be taken into account in the discretion of the Committee. However, participants' elective contributions and voluntary rollovers will not be included.

Social Security Offset. Where your normal retirement pension under the SERP is based on a percentage of your Final Average Compensation, the amount calculated as described above will also be reduced or offset by one-half of the amount of your Social Security benefit as estimated by the Committee. If you are under age 62 when your SERP pension begins, the offset will be based on your projected age 62 benefit and will apply when your pension starts, even though you are not eligible to receive Social Security benefits. If you retire after reaching age 62, the offset will be the amount of your estimated Social Security benefit at your retirement date. The Committee in either case may adopt reasonable assumptions on advice of its actuarial consultant in order to calculate your estimated Social Security benefit.

Based on Fixed Dollar Amount. If your income replacement target is determined as a fixed dollar amount, the letter advising you of your participation in the SERP will set forth the amount payable on retirement at or after your normal retirement date. Because the amount is "fixed" rather than based on a percentage of Final Average Compensation, there will be no offsets or reductions for the retirement income estimated to be available from the Savings Plan, ESOP, or Social Security.

Early Retirement Benefit

Based on Percentage of Final Average Compensation. If you retire early and your SERP pension is based on a percentage of Final Average Compensation, your benefit will be calculated in the same manner as a normal retirement pension, but your income replacement percentage will be reduced, reflecting the fact that your pension is beginning earlier and at a time when you may have fewer years of SERP participation than on normal retirement. The letter admitting you to participation in the SERP will set forth the percentage of your Final Average Compensation that would be payable to you on early retirement at each integral age beginning at your first date of eligibility for retirement (with the percentage applicable other ages being determined on similar principles). Your actual SERP early retirement benefit will then be calculated by multiplying your Final Average Compensation at your early retirement date by the reduced percentage applicable and subtracting (i) the above-described pension equivalent of Company contributions to the ESOP and Savings Plan determined as of your early retirement date and (ii) one-half of your age 62 Social Security benefit as estimated by the Committee.

Based on Fixed Dollar Amount. If your income replacement target is determined as a fixed dollar amount, the letter advising you of your participation in the SERP will set forth the amount payable on retirement at each date on which you may be eligible for early retirement. Because the amount is "fixed" rather than based on a percentage of Final Average Compensation, there will be no offsets or reductions for the retirement income estimated to be available from the Savings Plan, ESOP, or Social Security.

Retirement

You may begin your retirement on or after your earliest permitted retirement date. You retire from Arrow by advising Arrow in writing, with as much notice as possible (and not less than four months), that you wish to terminate your employment to begin retirement on a particular date. Your retirement date will then be the first day of the month following your termination, and your monthly SERP pension payment will begin on that date.

A transfer to an Arrow subsidiary or affiliate (as determined by the Committee) will not be treated as a retirement until you are no longer employed by Arrow or any of its subsidiaries or affiliates.

Normal Form of Pension

Under the normal form of pension, SERP pension payments are payable for your life only. However, if you die after your pension payments begin but before you have received 60 monthly payments, then monthly payments will continue to your beneficiary in the same amount you received prior to your death, until a total of 60 payments have been made. No benefits are payable under the SERP if you die before your pension payments begin.

Optional Joint and 50% or 66-2/3% Surviving Spouse Annuity

Under this optional form of pension, your monthly pension will still be payable for your lifetime, but in an actuarially reduced amount, and without the guarantee of 60 monthly payments. The actuarial reduction will be in the amount that the Committee determines, based on the advice of its actuarial consultant, is necessary to provide a monthly survivorship pension to your spouse for his or her lifetime. The interest rate assumption used to make such actuarial reduction will be the applicable interest rate under section 417(e)(3)(A) of the Code for December prior to the calendar year in which the SERP pension is to begin, and the mortality assumption will be that set forth in the Applicable Mortality Table (as defined on page 3 above).

The surviving spouse's pension will be equal to either 50% or 66-2/3% of the reduced monthly benefit you were receiving, whichever you elect. The reduction needed to provide the 66-2/3% survivor benefit will, of course, be somewhat greater than that needed to provide a 50% survivor benefit.

Your election to take a surviving spouse pension must be made before your pension begins and cannot be changed after the pension begins. If you elect this benefit form, no benefits will be payable after the death of both you and your spouse. If you start to receive a reduced monthly pension under this form and your spouse then dies before you, you will continue to receive the reduced benefit for the remainder of your life. If you start to receive a reduced monthly pension under this form and you then die before your spouse, 50% or 66-2/3% of the reduced benefit (as you elected) will be paid to your surviving spouse for the remainder of his or her life.

Your "spouse" for purposes of the above means and is limited to the individual to whom you are legally married on your retirement date. For example, that spouse may become entitled to the survivorship pension under this option even if the marriage should later end by divorce; and a new spouse whom you marry after a divorce, or after your "spouse" as defined above may die, will not be entitled to benefits under this optional form.

Your election of an optional benefit form can be revoked by you (without the consent of your spouse or any other person) at any time prior to the retirement date as of which payment is to begin, but not thereafter. If you elect a Joint and Surviving Spouse Annuity and your spouse dies (or you become divorced) before your retirement, your election will automatically be revoked and your benefit will then be payable in the normal form.

Change in Control Termination

          1.  If you have an employment or other agreement that gives you additional benefits in the event of the termination of your employment for certain reasons following a change in the ownership or control of Arrow, and within 24 months after such change your employment ends either (a) involuntarily other than for Cause or Disability or (b) voluntarily by you for Good Reason (as each of those capitalized terms is defined in such agreement), then your termination is considered to be a "Change in Control Termination".

          2.  If you incur a "Change in Control Termination", then except as provided in the immediately succeeding paragraph, you will receive SERP pension payments beginning on the first day of the month coincident with or next following the date you attain age 60, in an amount (your "new Plan normal retirement benefit") calculated based on the retirement income target applicable at your normal retirement date, applied (if such target is expressed as an income replacement percentage) based on your Final Average Compensation, the assumed pension equivalent of relevant ESOP and Savings Plan contributions as of your termination date, and estimated age 62 Social Security benefit as of such termination date.

          3.  In the event that you become eligible for benefits under the preceding sentence and are eligible for an early retirement benefit as of the date of your Change in Control Termination, (i) your early retirement benefit will commence in the amount and form of payment determined under this SERP without regard to the preceding sentence, and (ii) effective as of the first day of the month coincident with or next following your attainment of age 60, the amount thus payable in such form will be increased to the amount payable in that form after taking into account such preceding sentence. Such increase shall not alter the form in which your SERP pension is paid, which shall remain the form in which your early retirement benefit was payable. If you should die before such increase becomes effective, any survivor benefits payable under such form shall be based on the amount payable to you at the time of your death without regard to such increase.

          4.  If you (i) became a participant in the SERP prior to January 1, 2002, (ii) incur a "Change in Control Termination" after attaining age 50 and completing 15 years of SERP participation (or such lesser period as the Board may specify in written notice to you), and (iii) the normal retirement benefit you would have received under the terms of the SERP as in effect on December 31, 2001 (your "old Plan normal retirement benefit") exceeds your new Plan normal retirement benefit (as defined in the preceding paragraph), you will receive SERP pension payments beginning on the first day of the month following the termination in the amount of your old Plan normal retirement benefit, in lieu of any benefit under the preceding paragraph.

Without your written consent, no action by Arrow during the period of time during in which such agreement is in effect may adversely affect your rights under this section.

Total Disability

You are considered to be "disabled" if you meet the total disability requirements of the long term disability insurance offered to you by Arrow.

If you become disabled while you are participating in the SERP, but before you receive any SERP pension payments, the following provisions apply:

          1.  While you are disabled, you continue to accrue years of SERP participation (to determine the amount of your pension) and of service (to determine your eligibility for retirement, if you later recover from such disability) to the same extent as if you were active.

          2.  If your employment terminates because of disability and the disability continues to your normal retirement date, your termination date for SERP purposes will be the day before your normal retirement date ("normal retirement date" means the normal retirement date under the Savings Plan and ESOP).

          3.  If you are eligible for a SERP retirement pension while you are receiving disability benefits, no SERP pension will begin without your written consent.

          4.  Any SERP pension payments will be reduced by the full amount of any disability benefits you receive for the same period that are attributable to Company contributions.

          5.  The Committee may in its discretion base the Social Security offset on one-half of the Social Security disability benefit payable to the participant (rather than the estimated Social Security retirement benefit).

Participation Conditions

Period of participation. Your participation in the SERP begins on the date designated by the Board. . The Board may act at any time to end your participation or to suspend your accrual of additional benefits.

Limitation on amendments. The Board reserves the right to amend or terminate the SERP at any time. However, no such action may adversely change any benefit you (or your spouse or beneficiary) are currently receiving , or reduce the amount of your "Protected Benefit" in any other case, except with your consent.

"Protected Benefit". If you are eligible for normal retirement, your Protected Benefit as of the time of amendment or termination is the amount you would be eligible to receive upon retirement as of the first day of the month next following the date of such change, determined without regard to such change. If you have not then reached your normal retirement date and your retirement income target is based on an assigned income replacement percentage, your Protected Benefit will be a monthly pension in an annual amount equal to 2-1/2% times your years of SERP participation at the date of change not to exceed 18 years (i.e., not to exceed 45% in the aggregate) multiplied by your Final Average Compensation at that date, reduced at the rate of 7% for each year that payment begins prior to normal retirement date, and further reduced by the assumed pension equivalent of relevant ESOP and Savings Plan contributions up to the date of change and one-half of your estimated age 62 Social Security benefit. If you are not then eligible for normal retirement and your retirement income target is a fixed dollar amount rather than a percentage, your Protected Benefit will be (a) if you are then eligible for early retirement, the amount that you could have received had you retired immediately before the date of the change, appropriately adjusted if payment begins at a later date, or (b) if you are not then eligible for early retirement, an amount determined under similar principles, based on your projected normal retirement pension proportionately reduced to reflect your actual years of SERP participation in relation to your projected years of SERP participation at normal retirement date and appropriately adjusted to reflect the time of payment.

No benefits on termination before eligibility for retirement. The only way you will benefit from the SERP is to fulfill all of its requirements and retire from Arrow employment on or after reaching your earliest permitted retirement date. Except as noted for disability or change in control, if your employment ends for any reason before you retire under the SERP, the SERP provides no benefit to you or your beneficiary.

Nonqualified plan. Accrued SERP benefits are binding obligations of Arrow Electronics, Inc. They are not protected by ERISA or other government regulations.

Termination of SERP Benefits/Effect of Competition

When you become eligible for SERP payments, your annual SERP pension will be paid to you in monthly installments. Payments will end with the payment for the month in which you die, except for any benefits payable to your beneficiary on your death before receiving at least 60 monthly payments, if your pension was payable in the normal form described above (or for any surviving pension to your spouse, if your pension was paid as a surviving spouse pension as described above), or earlier if you compete with Arrow, as defined below.

You compete with Arrow if, directly or indirectly, alone, as an employee, agent, independent contractor, lender, consultant, owner, partner or joint venturer, or as an officer, director, or stockholder of any corporation, or otherwise, are employed by, participate in, are engaged in, or are connected with any person or entity which is engaged in a business of the type and character engaged in, and competitive with that conducted by Arrow. Ownership of 3% or less of the stock or other securities of a corporation, the stock of which is listed on a national securities exchange or is quoted on the NASDAQ National Market, will not constitute a violation of this provision, so long as you do not in fact have the power to control, or direct the management of, or are not otherwise associated with, such corporation.

The provision terminating SERP benefits if you compete with Arrow as described above will not be applicable if your payments are made on account of a Change In Control Termination as defined under the preceding heading, or if your termination of employment would constitute a Change In Control Termination except for your failure to have the 15 years of SERP participation required for individuals who became participants in the SERP prior to January 1, 2002.

Prior Plan Benefit Protected

The Arrow Electronics, Inc. Supplemental Executive Retirement Plan set forth herein, and as it may be hereafter amended, is an amendment of and supersedes in all respects the Arrow Supplemental Executive Retirement Plan in effect prior to January 1, 2002. Notwithstanding the foregoing, if you were a participant in the SERP as in effect on December 31, 2001, your retirement pension under this amended SERP will not be less than the amount you would have received under the SERP as in effect on December 31, 2001 (but subject to the reserved right of the Board under the SERP as then constituted to amend the provisions thereof with prospective effect).

Medical Benefits

Arrow offers a group health care plan (the "SERP Health Plan") to participants who have retired under the SERP, which provides benefits that are identical to those provided to active employees under Arrow's regular group health plan (the "Active Health Plan"). The SERP Health Plan does not offer HMO options, dental coverage options, or any medical care spending account. Dependent eligibility rules for the SERP Health Plan are the same as for the Active Health Plan.

Election of Coverage. If you retire with a benefit under the SERP and were covered under the Active Health Plan at the time of your retirement (other than under the HMO option), you may elect within 30 days after your retirement to participate in the SERP Health Plan. You may also, at the same time, elect to cover any of your spouse or dependent children who were covered under the Active Health Plan at the time of your retirement.

Coverage under the SERP Health Plan as elected by you will begin as of your retirement date. In that case, the exclusion for pre-existing conditions under the SERP Health Plan will not apply, and annual deductible and out-of-pocket balances and/or other plan maximums will be transferred to the SERP Health Plan.

Duration of Coverage. SERP Health Plan coverage for each covered person will end when that person first becomes eligible for Medicare, whether or not the person actually enrolls at that time.

You may elect at any time to discontinue coverage for your spouse or any of your dependent children. Once this is done, however, the coverage may not be reinstated.

Cost of Coverage. Your SERP Health Plan coverage is conditioned on your timely payment of the full cost of the coverage elected, which will be the same amount that would be payable from time to time for that coverage if it were provided under Part 6 (Section 601 and following) of Subtitle B of Title I of ERISA (commonly known as "COBRA"). Payment of these amounts will be made by deduction from any monthly SERP pension payments.

If payment of the full COBRA cost of the coverage elected is not made by deduction from the monthly SERP pension benefit, you must make some other arrangement for timely payment of those amounts that is satisfactory to Arrow. If timely payments of those amounts are not received by Arrow, the coverage will be canceled and may not thereafter be reinstated.

Continuation of Medical Coverage by Dependents. If your right to SERP Health Plan coverage ends because you become eligible for Medicare or die, your covered spouse may elect, within 30 days of such event, to continue such coverage for himself or herself and any of your covered dependent children. Coverage may be continued on this basis until your spouse dies or becomes eligible for Medicare, but conditioned in all cases on timely payment of the full COBRA cost of such coverage as set forth above. If your spouse is receiving a survivorship pension under the SERP, the required cost will be deducted monthly from those pension payments.

Alternatively, your spouse and each covered dependent may elect on such event to continue coverage in accordance with COBRA. Such an election to continue coverage under COBRA must be delivered to Arrow within 60 days after your coverage ended because of your eligibility for Medicare or death. In addition, a spouse or other dependent who loses coverage on ceasing to qualify as a dependent under the terms of the plan (for example, due to divorce or legal separation, or a child reaching the limiting age under the terms of the plan or marrying), will have the right to elect to continue coverage for up to 36 months in accordance with (and subject to the limitations imposed by) COBRA.

Amendment of Medical Plan.. The right to coverage under the SERP Health Plan may not be changed after you retire or are eligible to retire, except pursuant to amendments that apply on a substantially equivalent basis to the rights of similarly situated active employees of Arrow (including, if applicable, amendments that terminate coverage for similarly situated active employees of Arrow).

Additional Terms & Conditions

The following terms and conditions govern the SERP. If there is any conflict between the preceding description of the SERP and its benefits and the following terms and conditions, the following terms and conditions will prevail.

          1.  Definitions:

"Arrow": Arrow Electronics, Inc., or any successor thereof by merger, consolidation, purchase of substantially all of its business and assets, or otherwise.

"Board": The Board of Directors of Arrow or any duly constituted committee thereof, including the Compensation Committee.

"Code": The Internal Revenue Code of 1986, as it may be from time to time amended, or corresponding provisions of subsequent law.

"Committee": The Compensation Committee of the Board prior to July 17, 2002 and thereafter Arrow's Pension and Investment Oversight Committee.

"Company": Arrow and its subsidiaries and their predecessors.

"ERISA": The Employee Retirement Income Security Act of 1974, as amended.

"Final Average Compensation": Final Average Compensation will be as defined in the SERP (see pp. 1-2), but determined before reduction by any election to (i) make 401(k) contributions under the Savings Plan, (ii) to defer compensation under any other elective deferred compensation plan, or (iii) to pay the cost of health or other benefits with pre-tax contributions. In no event will Final Average Compensation include payments made pursuant to stock appreciation rights, or otherwise pursuant to any plan for the grant of stock options, stock, or other stock rights.

"Service": Years of service will generally be only years of employment with Arrow or entities that are or were Arrow subsidiaries at the time of employment. However, the Board may, in its sole discretion as evidenced by written notice to the affected participant, grant additional years of service for some or all purposes under the Plan.

"Years of SERP participation": Your years of SERP participation include your years of participation both in the SERP as amended effective January 1, 2002, and in the SERP as in effect on or after January 1, 1990 and prior to such amendment. Years of SERP participation will be calculated in years and fractions of a year in completed months up to your retirement date. In cases where the Board concludes that special circumstances so warrant (such as, but not limited to, when an executive is hired from a prior employer and after taking into account benefits accrued and/or lost under the prior employer's plans), you may be granted additional years of SERP participation. Any such grant shall be evidenced by written notice to the affected participant.

          2.  Committee: The Plan shall be administered by the Committee. The Committee shall have the responsibility, power and discretion to make all determinations, including as to matters of fact and construction and interpretation of the SERP, authorized or required of it by the terms of the SERP or deemed useful in carrying out its responsibilities hereunder. Except as the Compensation Committee of the Board may otherwise determine, all such determinations shall be final and binding on all persons . No member of the Committee shall be entitled to act on or decide any matter relating specifically to such member.

          3.  Action by Committee and its Agents:

(a)   The Committee shall have all powers and discretion necessary or helpful for purposes of administration of the SERP. Without limiting the generality of the foregoing, the Committee shall have the power and discretion to determine the benefits to which any participant, beneficiary, or spouse is or may become entitled to under the SERP, and to adopt such rules and procedures as it deems advisable to carry out its responsibilities hereunder. The Committee shall, with the advice of its actuarial consultant, adopt from time to time such assumptions as it regards as necessary or advisable in order to calculate a participant's retirement pension hereunder and may revise such assumptions from time to time, in any manner it determines in its sole discretion, provided that such revision does not reduce benefits already in pay status. These include, without limitation, assumptions as to interest and mortality in converting the assumed value of ESOP or Savings Plan contributions into a retirement income in the form payable under the Plan and vice versa, and assumptions or conventions to establish the dates as of which contributions were made to the ESOP or Savings Plan (which need not be the actual dates of payment), and assumptions for determining Social Security offsets hereunder. The Committee shall adopt procedures for applying for benefits and appealing a denial of benefits in accordance with applicable regulations under ERISA, under which the final determination of such appeal shall be made by the Compensation Committee of the Board.

(b)   The Committee may allocate any of its responsibilities, powers and discretion under the SERP to one or more members of the Committee and delegate any of such responsibilities, powers and discretion to persons not members of the Committee (alone or together with one or more members of the Committee). The actions taken by any member or members of the Committee or any other such persons in the exercise of responsibilities, powers and discretion delegated hereunder shall have the same valid and binding effect under the SERP as action by the full Committee

          4.  Direction to pay benefits: All benefit payments under the SERP shall be upon and in accordance with the written directions of the Committee or its agent.

          5.  Beneficiary: A participant's "beneficiary" is the person (including a trust, estate, foundation, or other entity) designated by the participant (at such time and in such manner as the Committee shall authorize) to receive the death benefit (if any) payable upon death after commencing to receive benefits, and before receiving at least 60 payments. If an individual is designated as beneficiary and dies prior to becoming entitled to benefits hereunder (or if no valid designation of beneficiary is in effect for any other reason), the beneficiary shall be the participant's estate unless otherwise provided in the beneficiary designation.

          6.  Liability limited; indemnification: The members of the Committee and each of them shall be free from all liability, joint and several, for their acts and conduct, and for the acts and conduct of any duly constituted agents. Arrow shall indemnify and save them harmless from the effects and consequences of their acts and conduct in such official capacity except to the extent that such effects and consequences flow from their own willful misconduct. Under no circumstances will members of the Committee be personally liable for the payment of SERP benefits.

          7.  Payment to incompetent: If any participant, beneficiary, or spouse entitled to benefits under the SERP shall be legally incompetent (or shall be a minor), such benefits may be paid in one or more of the following ways, as the Committee in its sole discretion shall determine:

(a)  To the legal representatives of the participant, beneficiary, or spouse;

(b)  Directly to such participant, beneficiary, or spouse;

(c)  To the spouse or guardian of such participant, beneficiary, or spouse or to the person with whom such participant, beneficiary, or spouse resides.

Payment to any person in accordance with these provisions will, to the extent of the payment, discharge Arrow, and none of the foregoing or the Committee will be required to see to the proper application of any such payment. Without in any manner limiting these provisions, in the event that any amount is payable hereunder to any legally incompetent participant, beneficiary, or spouse, the Committee may in its discretion utilize the procedures described in the following section.

        8.  Doubt as to right to payment: If any doubt exists as to the right of any person to any benefits hereunder or the amount of time of payment of such benefits (including, without limitation, any case of doubt as to identity, or any case in which notice has been received from any person claiming any interest in amounts payable hereunder, or any case in which a claim from other persons may exist by reason of community property or similar laws), the Committee will be entitled, in its discretion, to direct that payment of such benefits be deferred until order of a court of competent jurisdiction, or to pay such sum into court in accordance with appropriate rules of law in such case then provided, or to make payment only upon receipt of a bond or similar indemnification (in such amount and in such form as is satisfactory to the Committee).

          9.  Withholding. All payments under the SERP shall be subject to any applicable withholding requirements imposed by any tax or other law.

         10.  Source of payment: All benefits under the SERP shall be paid by Arrow out of general assets, and any rights of a participant, beneficiary, or spouse under the SERP shall be mere unsecured contractual rights. Arrow and the participants intend that any arrangements made to assist Arrow to meet obligations under the SERP shall be unfunded for tax purposes and for purposes of Title I of ERISA, and no trust, security, escrow, or similar account shall be established in connection with the SERP. Arrow has, however, established a "rabbi trust" to assist in meeting its obligation to pay benefits under the SERP, and amounts paid from any such rabbi trust shall discharge the obligations of Arrow hereunder to the extent of the payments. No participant, beneficiary, or spouse shall have a preferred claim on or beneficial ownership interest in the assets of such rabbi trust. If a participant shall be employed by a subsidiary of Arrow, the subsidiary shall be jointly and severally liable with Arrow for the payment of benefits hereunder to that participant, and references to "Arrow" in the preceding provisions of this paragraph 10 shall include such subsidiary.

         11.  Spendthrift clause: Except as otherwise provided by law, no benefit, distribution, or payment under the SERP may be anticipated, assigned (either at law or in equity), alienated, or subject to attachment, garnishment, levy, execution, or other legal or equitable process.

         12.  Reimbursement of legal expenses: In the event that any dispute shall arise between a participant and Arrow relating to rights under the SERP, and it is determined by agreement between the parties, or by a final judgment of a court of competent jurisdiction that is no longer subject to appeal, that the participant has been substantially successful in such dispute, reasonable legal fees and disbursements of the participant in connection with such dispute shall be paid by Arrow.

         13.  Usage: Whenever applicable, the singular, when used in the SERP, will include the plural.

         14.  Data: Any participant, beneficiary, or spouse entitled to benefits under the SERP must furnish to the Committee such documents, evidence, or information as the Committee considers necessary or desirable for the purpose of administering the SERP, or to protect the Committee; and it is a condition of the SERP that each such participant, beneficiary, or spouse must furnish promptly true and complete data, evidence, or information and sign such documents as the Committee may require before any benefits become payable under the SERP.

         15.  Separability: If any provision of the SERP is held invalid or unenforceable, its invalidity or unenforceability will not affect other provisions of the SERP, and the SERP will be construed and enforced as if such provision had not been included therein.

         16.  Captions: The captions contained herein are inserted only as a matter of convenience and for reference and in no way define, limit, enlarge, or describe the scope or intent of the SERP; nor shall they, in any way, affect the SERP or the construction of any provision thereof.

         17.  Name: The SERP may be known as the Arrow Electronics, Inc. Supplemental Executive Retirement Plan (prior to January 1, 2002, the Unfunded Pension Plan for Selected Executives of Arrow Electronics, Inc).

         18.  Governing law: The SERP is intended to constitute an unfunded plan of deferred compensation for a select group of management or highly compensated employees, within the meaning of sections 201(2), 301(a)(3) and 401(a)(1) of ERISA, and no individual shall be eligible to participate in the SERP unless he is a member of such a group. If an individual formerly so eligible ceases to be a member of such a group, his participation and accrual of additional benefits shall be suspended, but benefits previously accrued (as described above under "Participation Conditions") shall not be reduced thereby. Except to the extent preempted by federal law, the SERP shall be construed and governed in all respects according to the laws of the State of New York, where it is adopted, without regard to principles of conflict of laws.

         19.  Right of discharge reserved: The establishment of the SERP shall not be construed to confer upon an employee or participant any legal right to be retained in the employ of Arrow or give any employee or any other person any right to benefits, except to the extent expressly provided hereunder. All employees will remain subject to discharge to the same extent as if the SERP had never been adopted, and may be treated without regard to the effect such treatment might have upon them under the SERP.

         20.  Amendment and termination: Arrow, by action of the Board, may at any time amend the SERP in any respect or terminate the SERP, provided that no retirement pension which is in pay status as of the date of amendment or SERP termination shall be reduced thereby. However, without the express written consent of the participant (or the participant's beneficiary or spouse, if applicable), no action taken by the Board shall (a) reduce a participant's benefits below the amount of his or her Protected Benefit (as described above under "Participation Conditions") prior to such action nor (b) adversely affect the right of the participant (and the participant's beneficiary or surviving spouse, if applicable) to receive payment in respect of such amount upon completion by the participant of the conditions precedent to entitlement to a retirement pension as they exist under the terms of the SERP in effect immediately prior to such action, and at the time and on the terms then in effect.

         21.  Grantor trust agreement/change of control: The powers, rights and duties of the Trustee under any rabbi trust created for the purpose of assisting Arrow in meeting its obligations under the SERP shall, following a "Change of Control" as defined in the trust agreement for such Trust, govern and prevail to the extent inconsistent with any of the provisions of the SERP, including without limitation SERP provisions making the Committee's determinations final and binding (except as determined by the Compensation Committee of the Board), and provisions giving the Committee power and discretion to invoke the procedures described in Sections 7 and 8 hereof, to determine the data to be required to be furnished prior to the commencement of benefits as provided in Section 14 hereof, to make the determinations and give directions with respect to the payment of benefits as provided in Sections 2, 3 and 4 hereof, including adopting a claims procedure as described in Section 3. Arrow shall make such contributions to such Trust as shall be required under the terms of such trust agreement, including, without limitation, such contributions as may be required thereunder upon an individual participant's retirement or disability, or as may be required with respect to all participants upon any Potential Change of Control or Change of Control as such terms are defined in such trust agreement.

         22.  Relationship to other agreements. In the event that an employment or other agreement with a participant substitutes a different or modified benefit formula or other provisions for the income replacement target or certain other provisions of the SERP, the benefits of such participants under the SERP shall be determined based on the provisions of such agreement which, to the extent applicable, shall supersede inconsistent provisions of this SERP plan document.

To evidence the adoption of this amended and restated Supplemental Executive Retirement Plan, the undersigned has, pursuant to authority given by the Board of Directors of Arrow Electronics, Inc. on September 20, 2002 executed this Plan document on this 3rd day of October 2002, to be effective as of January 1, 2002.

                                             /s/ Daniel W. Duval
                                             Chairman of the Baord
                                             and Chief Executive
                                              Officer